Exhibit 99.1

Amplitude Announces Search for New Chief Financial Officer

Reaffirms Financial Guidance for the Second Quarter and Full Year of 2024

San Francisco, CA – May 24, 2024 – Amplitude, Inc. (Nasdaq: AMPL), a leading digital analytics platform, today announced that Christopher Harms is no longer serving as the Chief Financial Officer and principal financial and accounting officer of Amplitude, effective today. Mr. Harms’ departure from the Company is not the result of any dispute or disagreement with the Company’s accounting principles or practices or financial statements and disclosures.

The Company has initiated a search for Mr. Harms’ replacement.

Additionally, the Company is reaffirming its financial outlook for the second quarter and full year of 2024 as described in its earnings release on May 9, 2024.

About Amplitude

Amplitude is a leading digital analytics platform that helps companies unlock the power of their products. Almost 3,000 customers, including Atlassian, NBCUniversal, Under Armour, Shopify, and Jersey Mike’s, rely on Amplitude to gain self-service visibility into the entire customer journey. Amplitude guides companies every step of the way as they capture data they can trust, uncover clear insights about customer behavior, and take faster action. When teams understand how people are using their products, they can deliver better product experiences that drive growth. Amplitude is the best-in-class analytics solution for product, data, and marketing teams, ranked #1 in multiple categories in G2’s Spring 2024 Report. Learn how to optimize your digital products and business at amplitude.com.

Contacts

Investor Relations

Yaoxian Chew

ir@amplitude.com

Communications

Darah Easton

press@amplitude.com